Exhibit 99.1

Media Contact: Tom Rodak Vice President, Corporate Marketing (765) 771-5555 tom.rodak@wabashnational.com

Investor Relations: Jeffery Taylor Senior Vice President & Chief Financial Officer (765) 771-5438 jeff.taylor@wabashnational.com

FOR IMMEDIATE RELEASE

Wabash National Raises Full Year 2014 Outlook

•	Full year 2014 trailer shipments exceeded prior guidance mid-point by more than 2,000 units, raising full year shipments to more than 57,300 units
•	Strong fourth quarter performance leads to record full year net sales, estimated to be $1.86 billion, a 14% year over year increase
•	Full year GAAP diluted earnings per share expected to be $0.83-$0.85, an increase of approximately 24-27% over prior year

LAFAYETTE, Ind. – January 14, 2015 – Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems, today is updating and raising the guidance previously provided on its full year expectations for 2014. Full year new trailer shipments exceeded 57,300 units, above our previously provided full year guidance of 54,500 to 56,000 new trailers, driven by stronger than anticipated customer pick-ups in all areas of the business. As a result, consolidated net sales for the full year 2014 are estimated to be approximately $1.86 billion, an increase of approximately 14 percent as compared to the previous year. Full year GAAP earnings are now anticipated to be in the range of $0.83 to $0.85 per diluted share as Wabash benefited from the higher volumes and improved operational performance.

Dick Giromini, president and chief executive officer, stated, “We are very pleased with the exceptional performance in the fourth quarter as trailer and equipment shipments exceeded our expectations as favorable weather conditions, compared to the prior year period, provided support to these efforts. With an exceptionally strong backlog and continued operating improvements, we were able to deliver our third consecutive record-setting quarter and another all-time record year.”

The information above is preliminary and is subject to change as final results are completed. As a result, actual results could be materially different from these estimates. Furthermore, the information above is only a summary of certain estimates and does not contain all information necessary for an understanding of the Company’s operating performance for 2014 or its financial condition as of December 31, 2014. Wabash is scheduled to release its fourth quarter and full year 2014 results, which will include additional information on operating performance and financial condition, on Tuesday, February 3, 2015, after the close of the financial markets.

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National Corporation (NYSE: WNC) is a diversified industrial manufacturer and North America’s leading producer of semi trailers and liquid transportation systems. Established in 1985, the Company specializes in the design and production of dry freight vans, refrigerated vans, platform trailers, liquid tank trailers, intermodal equipment, engineered products, and composite products. Its innovative products are sold under the following brand names: Wabash National®, Transcraft®, Benson®, DuraPlate®, ArcticLite®, Walker Transport, Walker Defense Group, Walker Barrier Systems, Walker Engineered Products, Brenner® Tank, Beall®, Garsite, Progress Tank, TST®, Bulk Tank International and Extract Technology®. To learn more, visit www.wabashnational.com.

Safe Harbor Statement

This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Readers should review and consider the various disclosures made by the Company in its filings with the Securities and Exchange Commission, including the risks and uncertainties described therein.

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